Mid-State Trust XI	Record Date: 08/31/03
Payment Date Statement
Previous Distribution: 08/15/03

Distribution Date: 09/15/03

			Original	Beginning		Optimal			Ending
		Certificate	Certificate	Certificate		Principal	Realized	Total	Certificate
Class	Cusip	Rate	Balance	Balance	Interest	Amount	Loss	Distribution	Balance

A	59549W AA 1	4.864%	200,780,000.00	197,289,971.28	799,682.02	1,487,619.58	0.00	2,287,301.60	195,802,351.70

Factors per Thousand				982.61764757	3.98287688	7.40920201		11.39207889	975.20844556

M-1	59549W AB 9	5.598%	51,840,000.00	50,938,889.16	237,629.92	384,097.16	0.00	621,727.08	50,554,792.00

Factors per Thousand				982.61746065	4.58391049	7.40928164		11.99319213	975.20817901

M-2	59549W AC 7	6.573%	26,330,000.00	25,872,341.48	141,715.75	195,076.27	0.00	336,792.02	25,677,265.21

Factors per Thousand				982.61836232	5.38229206	7.40889746		12.79118952	975.20946487

B	59549W AD 5	8.221%	35,390,000.00	34,774,871.10	238,236.85	262,197.78	0.00	500,434.63	34,512,673.32

Factors per Thousand				982.61856739	6.73175615	7.40880983		14.14056598	975.20975756

Totals			314,340,000.00	308,876,073.02	1,417,264.54	2,328,990.79	0.00	3,746,255.33	306,547,082.23

Wachovia Bank, National Association	Rob Muller
Structured Finance Trust Services	Vice President
401 South Tryon Street, 12th Floor	Phone: 704-383-2239
Charlotte, North Carolina 28288-1179	Rob.Muller@Wachovia.com

Mid-State Trust XI	Record Date: 08/31/03
Payment Date Statement
Previous Distribution: 08/15/03

Distribution Date: 09/15/03

Schedule of Remittance
Collections as of the end of the Related Due Period	3,762,127.50
Investment Earnings	3,992.76
Capitalized Interest Shortfall	0.00
Pre-Funding Interest Earnings	0.00
Interest Reserve Account Earnings	659.02
Issuer Expenses	0.00

Total Available Funds:	3,766,779.28

Fees
*Servicer Fee	162,047.00
Trustee Fee	2,187.87
Custody Fee	1,188.15
Standby Servicer Fee	5,147.93
Owner Trustee Fee	8,000.00
CT Corporation	0.00
Carlton Fields	4,000.00
Legal Fees/Expenses	0.00

Total Fees:	20,523.95

*Servicer Fee is withheld by Servicer prior to distribution

	Class Interest Shortfall	Prorata Percentage Paid
A-1	0.00	100.00%
M-1	0.00	100.00%
M-2	0.00	100.00%
B	0.00	100.00%

Collateral Information
Aggregate Beginning Principal Balance of Loans		324,093,943.54
Aggregate Ending Principal Balance of Loans		320,443,251.94
Capitalized Interest Account		0.00
Cumulative Actual Net Losses		339,582.11
Cumulative Unreimbursed Realized Losses		0.00
Interest Reserve Account		1,645,780.24
Issuer Expenses due to be paid		0.00
Issuer Expenses paid		0.00
Issuer Release		0.00
Overcollaterization Amount		13,896,169.72
Overcollaterization Target Amount		19,749,362.85
Pre-Funding Account		0.00
Prepayments		3,228,331.95
Purchases during period	0	0.00
Scheduled Principal		422,359.65

Delinquent Information	# Loans	Principal Balance

Delinquent 0-30 Days	4,275	312,144,500.69
Delinquent 31-60 Days	50	3,484,672.55
Delinquent 61-90 Days	29	1,985,574.32
Delinquent 91+ Days	40	2,828,504.38
Loans in Foreclosure and Bankruptcy *,**	83	5,888,542.12
REO Property	4	279,446.71

* figures included in above Delinquency numbers

** Principal Balance

Wachovia Bank, National Association	Rob Muller
Structured Finance Trust Services	Vice President
401 South Tryon Street, 12th Floor	Phone: 704-383-2239
Charlotte, North Carolina 28288-1179	Rob.Muller@Wachovia.com